Exhibit 10.1

SIXTH AMENDMENT TO LEASE

THIS SIXTH AMENDMENT TO LEASE (this “Sixth Amendment”) is made as of December 8, 2015, by and between ARE-SAN FRANCISCO NO. 17, LLC, a Delaware limited liability company (“Landlord”), and FLUIDIGM CORPORATION, a Delaware corporation (“Tenant”).

RECITALS

A. Landlord and Tenant are now parties to that certain Lease Agreement dated as of September 14, 2010, as amended by that certain First Amendment to Lease dated as of September 22, 2010, as further amended by that certain letter agreement dated August 2, 2012, as further amended by that certain Second Amendment to Lease dated as of April 9, 2013 (“Second Amendment”), as further amended by that certain Third Amendment to Lease dated as of June 25, 2013 (“Third Amendment”), as further amended by that certain Fourth Amendment to Lease dated as of June 4, 2014, and as further amended by that certain Fifth Amendment to Lease dated as of September 15, 2014 (as amended, the “Lease”). Pursuant to the Lease, Tenant leases certain premises consisting of approximately 70,696 rentable square feet (“Current Premises”) in a building located at 7000 Shoreline Court, South San Francisco, California. The Current Premises are more particularly described in the Lease. Capitalized terms used herein without definition shall have the meanings defined for such terms in the Lease.

B. Landlord and Tenant desire, subject to the terms and conditions set forth below, to amend the Lease to, among other things, expand the size of the Current Premises by adding approximately 24,039 rentable square feet of space on the second floor of the Building, as set forth on Exhibit A attached to this Sixth Amendment (collectively, the “Fourth Expansion Premises”).

NOW, THEREFORE, in consideration of the foregoing Recitals, which are incorporated herein by this reference, the mutual promises and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.	Fourth Expansion Premises. In addition to the Current Premises, commencing on the Fourth Expansion Premises Commencement Date (as defined below), Landlord leases to Tenant, and Tenant leases from Landlord, the Fourth Expansion Premises.

2.	Delivery. Landlord shall use reasonable efforts to deliver the Fourth Expansion Premises to Tenant vacant (except for Landlord’s Furniture, if any), with the carpets in the Premises steam cleaned, the floors in the Premises waxed and surfaces within the Premises wiped down and otherwise in substantially the same condition in which the Fourth Expansion Premises are in as of the date of this Sixth Amendment (other than with respect to any furniture, fixtures and equipment that is the property of the existing tenant) (“Delivery” or “Deliver”) on or before the Target Fourth Expansion Premises Commencement Date. The “Target Fourth Expansion Premises Commencement Date” shall be April 1, 2016. If Landlord fails to timely Deliver the Fourth Expansion Premises, Landlord shall not be liable to Tenant for any loss or damage resulting therefrom, and this Sixth Amendment shall not be void or voidable. Notwithstanding the foregoing, if Landlord fails to Deliver the Fourth Expansion Premises to Tenant on or before the date that is 60 days after the Target Fourth Expansion Premises Commencement Date (as such date may be extended for Force Majeure delays and Tenant Delays), then the Fourth Expansion Premises Rent Commencement Date shall be delayed 1 day for each day thereafter until Landlord Delivers the Fourth Expansion Premises to Tenant.

The “Fourth Expansion Premises Commencement Date” shall be the date Landlord Delivers the Fourth Expansion Premises to Tenant; provided, however, that in no event shall the Fourth Expansion Premises Commencement Date occur prior to April 1, 2016, unless the Fourth Expansion Premises become available for Delivery by Landlord and Tenant agrees in writing to accept Delivery prior to such date. The “Fourth Expansion Premises Rent Commencement

Date” shall be the date that is 2 months after the Fourth Expansion Premises Commencement Date. Upon request of Landlord, Tenant shall execute and deliver a written acknowledgment of the Fourth Expansion Premises Commencement Date in substantially the form of the “Acknowledgement of Commencement Date” attached to the Second Amendment as Exhibit B; provided, however, Tenant’s failure to execute and deliver such acknowledgment shall not affect Landlord’s rights hereunder.

For the period of 60 consecutive days after the Fourth Expansion Premises Commencement Date, Landlord shall, at its sole cost and expense (which shall not constitute an Operating Expense), be responsible for any repairs that are required to be made to the Building Systems serving the Fourth Expansion Premises, unless Tenant or any Tenant Party was responsible for the cause of such repair, in which case Tenant shall pay the cost.

If the following “Early Access Conditions” are satisfied: (i) the tenant occupying the Fourth Expansion Premises as of the date of this Sixth Amendment (the “Existing Tenant”) surrenders the Fourth Expansion Premises prior to March 31, 2016, and (ii) the Existing Tenant enters into an agreement with Landlord, acceptable to Landlord in its sole and absolute discretion, that would allow Tenant to access the Fourth Expansion Premises prior to March 31, 2016 (including a lease termination agreement), then Landlord shall permit Tenant access to the Fourth Expansion Premises commencing 1 business day after the Early Access Conditions are satisfied for the purposes of preparing the Fourth Expansion Premises for Tenant’s occupancy (collectively, “Fourth Expansion Premises Preparation”), provided that such Fourth Expansion Premises Preparation is coordinated with Landlord, and Tenant complies with the Lease and all other reasonable restrictions and conditions Landlord may impose during the Fourth Expansion Premises Preparation. All such access shall be during normal business hours. Landlord shall have no liability whatsoever to Tenant relating to or arising from the failure of the Early Access Conditions to be satisfied. Any access to the Fourth Expansion Premises by Tenant before the Fourth Expansion Premises Commencement Date shall be subject to all of the terms and conditions of the Lease, excluding the obligation to pay Base Rent or Operating Expenses.

Within five (5) business days following the Fourth Expansion Premises Commencement Date, Tenant shall notify Landlord in writing (“Furniture Removal Notice”) of the items of furniture present in the Fourth Expansion Premises that Tenant does not want to use (“Landlord’s Furniture”). Landlord shall cause such item(s) of Landlord’s Furniture identified in the Furniture Removal Notice to be removed within five (5) business days after receipt of such notice. The cost of the removal of such item(s) of Landlord’s Furniture shall be the responsibility of Landlord. Any furniture located in the Fourth Expansion Premises on the Fourth Expansion Premises Commencement Date not identified for removal in the Furniture Removal Notice (“Existing Furniture”) shall become the property of Tenant as of the date the Furniture Removal Notice is provided to Landlord.

Except as set forth in the Lease or this Sixth Amendment: (i) tenant shall accept the Fourth Expansion Premises and the Existing Furniture in their condition as of the Fourth Expansion Premises Commencement Date, subject to all applicable Legal Requirements; (ii) Landlord shall have no obligation for any defects in the Fourth Expansion Premises or the Existing Furniture; and (iii) Tenant’s taking possession of the Fourth Expansion Premises and the Existing Furniture shall be conclusive evidence that Tenant accepts the Fourth Expansion Premises and the Existing Furniture, and that the Fourth Expansion Premises and the Existing Furniture were in good condition at the time possession was taken.

Tenant agrees and acknowledges that, except as otherwise expressly set forth in this Sixth Amendment or in the Lease, neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of all or any portion of the Fourth Expansion Premises or the Existing Furniture, and/or the suitability of the Fourth Expansion Premises or Existing Furniture for the conduct of Tenant’s business, and Tenant waives any implied warranty that the Fourth Expansion Premises or the Existing Furniture are suitable for the Permitted Use.

3.	Definition of Premises. Commencing on the Fourth Expansion Premises Commencement Date, the defined term “Premises” on Page 1 of the Lease is deleted in its entirety and replaced with the following:

“Premises: That portion of the Project, containing approximately 94,735 rentable square feet (“RSF”), consisting of (i) approximately 29,228 rentable square feet (the “Original Premises”), (ii) approximately 19,177 rentable square feet (“Expansion Premises”), (iii) approximately 13,388 rentable square feet (“Second Expansion Premises”), (iv) approximately 8,903 rentable square feet (“Third Expansion Premises”), and (v) approximately 24,039 rentable square feet (“Fourth Expansion Premises”), all as determined by Landlord, as shown on Exhibit A.”

As of the Fourth Expansion Premises Commencement Date, Exhibit A to the Lease is amended to include Exhibit A attached to this Sixth Amendment.

4.	Base Rent.

a. Current Premises. Tenant shall continue to pay Base Rent for the Current Premises as provided for in the Lease through April 30, 2020.

b. Fourth Expansion Premises. Commencing on the Fourth Expansion Premises Rent Commencement Date, Base Rent for the Fourth Expansion Premises shall be equal to $3.20 per rentable square foot of the Fourth Expansion Premises per month. Base Rent payable with respect to the Fourth Expansion Premises shall be increased, commencing on the later of (i) the first anniversary of the Fourth Expansion Premises Rent Commencement Date, or (ii) May 1, 2017, and on each subsequent anniversary of such date during the Base Term each, a “Fourth Expansion Premises Adjustment Date”) by multiplying the Base Rent payable with respect to the Fourth Expansion Premises immediately before such Fourth Expansion Premises Adjustment Date by 3% and adding the resulting amount to the Base Rent payable with respect to the Fourth Expansion Premises immediately before such Fourth Expansion Premises Adjustment Date.

5.	Tenant’s Share of Operating Expenses. Tenant shall continue to pay Operating Expenses as provided for in the Lease through the FEP OPEX Adjustment Date (as defined below). Commencing on the earlier of the (i) date that Tenant commences business operations in all of the Fourth Expansion Premises, or (ii) the Fourth Expansion Premises Rent Commencement Date (either, the “FEP OPEX Adjustment Date”),Tenant’s Share of Operating Expenses payable by Tenant under the Lease shall be increased by 17.62% and Tenant shall commence paying Operating Expenses with respect to the Fourth Expansion Premises, and commencing on the FEP OPEX Adjustment Date, the total Tenant’s Share of Operating Expenses which shall be payable by Tenant under the Lease shall be equal to 69.46%. Notwithstanding anything to the contrary contained herein, if Tenant commences business operations in a portion (but not all) of the Fourth Expansion Premises prior to the Fourth Expansion Premises Rent Commencement Date, Tenant shall be required to pay Operating Expenses on a pro rata basis with respect to the actual rentable square footage of the Fourth Expansion Premises in which Tenant is conducting business operations, as determined by DGA.

As of September 1, 2015, Tenant’s Share of each earthquake deductible or occurrence of uninsured earthquake damage affecting the Premises shall not exceed $7.00 per rentable square of the Premises (including the Fourth Expansion Premises only once the Fourth Expansion Premises Commencement Date has occurred) (the “Current Cap”). On October 1, 2015, and on the first day of each month thereafter through April 30, 2020, the Current Cap shall be reduced by $0.125 per rentable square foot of the Premises (including the Fourth Expansion Premises only once the Fourth Expansion Premises Commencement Date has occurred). Following earthquake damage to the Project during the period between September 1, 2015, and April 30, 2020, Tenant shall pay Tenant’s Share of any such deductible or uninsured damage in equal monthly installments amortized over the balance of the Base Term. For the avoidance of doubt, the caps provided for in this paragraph shall apply from September 1, 2015, through April 30, 2020, and shall thereafter be of no further force or effect.

6.	Fourth Expansion Premises TI Allowance. Landlord shall make available to Tenant a tenant improvement allowance of up to $360,585 (the “Fourth Expansion Premises TI Allowance”) for the design and construction of fixed and permanent improvements desired by and performed by Tenant and reasonably acceptable to Landlord in any portion of the Premises (the “Additional Tenant Improvements”). The proposed scope of work for the Additional Tenant Improvements attached hereto as Exhibit B has been approved by Landlord and Tenant. Except as otherwise provided in this Section 6, the Fourth Expansion Premises TI Allowance shall be available only for the design and construction of Additional Tenant Improvements, including soft costs such as project management and permitting. Tenant acknowledges that upon the expiration of the Term of the Lease, the Additional Tenant Improvements shall become the property of Landlord and may not be removed by Tenant. Except for the Fourth Expansion Premises TI Allowance, Tenant shall be solely responsible for all of the costs of the Additional Tenant Improvements; provided, however, Landlord shall be responsible, as an Operating Expense (subject to the terms of Section 5 of the Lease), for performing any code upgrades related to accessibility outside the Premises that are triggered by Tenant’s performance of the Additional Tenant Improvements. The Additional Tenant Improvements shall be treated as Alterations and shall be undertaken pursuant to Section 12 of the Lease. In connection with the Additional Tenant Improvements, Tenant shall pay to Landlord a construction management fee equal to 1% of the hard costs incurred in connection with the Additional Tenant Improvements in lieu of any amounts payable under Section 12 of the Lease. The contractor for the Additional Tenant Improvements shall be selected by Tenant, subject to Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. Landlord hereby approves of DGA as Tenant’s architect for the Additional Tenant Improvements and Landmark Builders as Tenant’s general contractor for the Additional Tenant Improvements. Prior to the commencement of the Additional Tenant Improvements, Tenant shall deliver to Landlord a copy of any contract with Tenant’s contractors, and certificates of insurance from any contractor performing any part of the Additional Tenant Improvements evidencing industry standard commercial general liability, automotive liability, “builder’s risk”, and workers’ compensation insurance. Tenant shall cause the general contractor to provide a certificate of insurance naming Landlord, Alexandria Real Estate Equities, Inc., and Landlord’s lender (if any) as additional insureds for the general contractor’s liability coverages required above.

During the course of design and construction of the Additional Tenant Improvements, Landlord shall reimburse Tenant for the cost of the Additional Tenant Improvements once a month against a draw request in Landlord’s standard form, containing evidence of payment of the applicable costs and such certifications, lien waivers (including a conditional lien release for each progress payment and unconditional lien releases for the prior month’s progress payments), inspection reports and other matters as Landlord customarily and reasonably obtains, to the extent of Landlord’s approval thereof for payment, no later than 30 days following receipt of such draw request. Upon completion of the Additional Tenant Improvements (and prior to any final disbursement of the Fourth Expansion Premises TI Allowance) Tenant shall deliver to Landlord the following items: (i) sworn statements setting forth the names of all contractors and subcontractors who did work on the Additional Tenant Improvements and final lien waivers from all such contractors and subcontractors; and (ii) “as built” plans for the Additional Tenant Improvements. Notwithstanding the foregoing, if the cost of the Additional Tenant Improvements exceeds the Fourth Expansion Premises TI Allowance, Tenant shall be required to pay such excess in full prior to Landlord having any obligation to fund any remaining portion of the Fourth Expansion Premises TI Allowance. The Fourth Expansion Premises TI Allowance shall only be available for use by Tenant for the construction of the Additional Tenant Improvements until the date that is 18 months after the Fourth Expansion Premises Commencement Date (the “Outside Third TI Allowance Date”). Any portion of the Fourth Expansion Premises TI Allowance which has not been properly requested by Tenant from Landlord on or before the Outside Third TI Allowance Date shall be forfeited and shall not be available for use by Tenant.

7.	Base Term. The Base Term of the Lease with respect to the Fourth Expansion Premises shall expire on April 30, 2020, concurrently with the expiration of the Base Term of the Lease with respect to the Current Premises.

8.	Removal of Tenant Improvements. Tenant shall not be required to remove any of the Tenant Improvements existing in the Current Premises as of the date of this Sixth Amendment or any Tenant Improvements constructed in the Premises pursuant to Section 6 of this Sixth Amendment at the expiration or earlier termination of the Term nor shall Tenant have the right to remove any such Tenant Improvements at any time.

9.	Extension Right. For the avoidance of doubt, Tenant’s Extension Right pursuant to Section 39 of the Lease (as amended by the Second Amendment) shall apply to both the Current Premises and the Fourth Expansion Premises and, if exercised by Tenant pursuant to the terms of Section 39, must be exercised with respect to the entire Premises.

10.	Right of First Refusal. Notwithstanding anything to the contrary contained in the Lease, (i) the ROFR Expiration Date (as defined in the Third Amendment) is hereby extended through April 15, 2018.

11.	Environmental. Notwithstanding anything to the contrary contained in Section 28 or Section 30 of the original Lease, Tenant shall not be responsible for or have any liability to Landlord, and the indemnification and hold harmless obligation set forth in Section 30(a) of the original Lease shall not apply to Hazardous Materials in the Fourth Expansion Premises, which Hazardous Materials Tenant proves to Landlord’s reasonable satisfaction (i) existed prior to the Fourth Expansion Premises Commencement Date, (ii) originated from any separately demised tenant space within the Project other than the Premises, (iii) were not brought upon, kept, used, stored, handled, treated, generated in, or released or disposed of from, the Project by Tenant or any Tenant Party, or (iv) migrated from outside the Fourth Expansion Premises into the Fourth Expansion Premises, unless in each case, to the extent the presence of such Hazardous Materials (x) is the result of a breach by Tenant of any of its obligations under the Lease, or (y) was caused, contributed to or exacerbated by Tenant or any Tenant Party.

12.	Signage. Notwithstanding anything to the contrary contained in the Lease, Tenant shall be entitled to its pro rata share of signage available at the Project, all of which shall be subject to the terms and conditions of Section 38 of the Lease. For the avoidance of doubt, any Tenant signage existing as of the date of this Sixth Amendment shall be included as part of Tenant’s pro rata share of signage, and not be in addition thereto.

13.	ADA. Notwithstanding anything to the contrary contained in Section 7 of the Lease, Tenant shall not be responsible to pay Tenant’s Share with respect to the Fourth Expansion Premises only (which is equal to 17.62%) of costs incurred by Landlord for non-compliance of the Common Areas of the Project with the ADA as of the Fourth Expansion Premises Commencement Date.

14.	Disclosure. For purposes of Section 1938 of the California Civil Code, as of the date of this Sixth Amendment, Tenant acknowledges having been advised by Landlord that the Project has not been inspected by a certified access specialist.

15.	Brokers. Landlord and Tenant each represents and warrants that it has not dealt with any broker, agent or other person (collectively, “Broker”), other than Savills Studley and Jones Lang LaSalle, in connection with the transaction reflected in this Sixth Amendment. Landlord and Tenant each hereby agrees to indemnify and hold the other harmless from and against any claims by any Broker, other than the brokers named in this Sixth Amendment, claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this leasing transaction.

16.	OFAC. Tenant is currently (a) in compliance with and shall at all times during the Term of the Lease remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury and any statute, executive order, or regulation relating thereto (collectively, the “OFAC Rules”), (b) not listed on, and shall not during the term of the Lease be listed on, the Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List or the Sectoral Sanctions Identifications List, which are all maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation, and (c) not a person or entity with whom a U.S. person is prohibited from conducting business under the OFAC Rules.

17.	Miscellaneous.

a. This Sixth Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions. This Sixth Amendment may be amended only by an agreement in writing, signed by the parties hereto.

b. This Sixth Amendment is binding upon and shall inure to the benefit of the parties hereto, their respective successors and assigns.

c. This Sixth Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument. The signature page of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) thereon provided such signature page is attached to any other counterpart identical thereto except having additional signature pages executed by other parties to this Sixth Amendment attached thereto.

d. Except as amended and/or modified by this Sixth Amendment, the Lease is hereby ratified and confirmed and all other terms of the Lease shall remain in full force and effect, unaltered and unchanged by this Sixth Amendment. In the event of any conflict between the provisions of this Sixth Amendment and the provisions of the Lease, the provisions of this Sixth Amendment shall prevail. Whether or not specifically amended by this Sixth Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this Sixth Amendment.

[Signatures are on the next page]

IN WITNESS WHEREOF, the parties hereto have executed this Sixth Amendment as of the day and year first above written.

LANDLORD:	ARE-SAN FRANCISCO NO. 17, LLC,
a Delaware limited liability company

	By:	ALEXANDRIA REAL ESTATE EQUITIES, L.P.,

a Delaware limited partnership, managing member

		By:	ARE-QRS CORP., a Maryland corporation, general partner

			By:	/s/ Gary Dean
			Its:	Senior Vice President RE Legal Affairs

TENANT	FLUIDIGM CORPORATION
A Delaware Corporation

	By:	/s/ Vikram Jog
	Its:	CFO

EXHIBIT A

Fourth Expansion Premises

EXHIBIT B

Proposed Scope of Work for Additional Tenant Improvements

•	Remove up to 10 offices to convert to cubicle space

•	Replace all carpeting

•	Paint

•	Upgrade lighting to Title 24 compliance

•	Upgrade cabling

•	Replace blinds (that may be FFE)

•	Upgrade breakroom:

•	Possibly expand into adjacent space

•	Replace flooring

•	Replace cabinetry

•	Paint

•	Remove wall and doors separating labs from administrative space

•	Install uninterrupted power supply